Exhibit 99.1



ACTIVEWORLDS' COMMON STOCK TO BE DELISTED; ACTIVEWORLDS WILL SEEK STRATEGIC ALTERNATIVES @ [5/24/02 4:50:48 PM] by: Activeworlds Press

NEWBURYPORT, Mass., May 24 /PRNewswire-FirstCall/ -- Activeworlds Corp. (Nasdaq:
AWLD - News) announced today its receipt on May 20, 2002 of a Written Notice of Staff Determination from Nasdaq that, as a result of Activeworlds' failure to comply with the applicable continued listing requirement, Activeworlds' common stock will be delisted from The Nasdaq SmallCap Market at the opening of business on May 29, 2002, unless such delisting is stayed by Activeworlds requesting before such date an appeal of the Staff's delisting determination. Activeworlds has filed an appeal. The Nasdaq notice stated that the Staff's determination was based on Activeworlds' failure to comply with Nasdaq Marketplace Rule 4310(c)(2)(B) which states that for "continued inclusion, the issuer shall maintain: (i) stockholders' equity of $2.5 million; (ii) market capitalization of $35 million; or (iii) net income from continuing operations of $500,000 in the most recently completed fiscal year or two of the last three most recently completed fiscal years." The Nasdaq notice also stated that the bid price of Activeworlds' common stock had closed below $1 per share for 30 consecutive trading days, and, accordingly, that it did not comply with MarketPlace Rule 4310(c)(4).

Nasdaq also advised Activeworlds that effectiveness of the merger between Activeworlds and Aladdin Systems Holdings, Inc. (OTC Bulletin Board: ALHI -
News), as proposed in a previously announced nonbinding letter of intent, would not cause Activeworlds to satisfy the Nasdaq SmallCap Market continued listing requirements. Such continued listing was a condition to the proposed merger with Aladdin.

Activeworlds intends to explore alternative strategic transactions, in seeking to enhance stockholder value and, possibly, to satisfy Nasdaq's SmallCap Market listing requirements. Such strategic transactions to be considered may include mergers, acquisitions, divestitures, debt and equity financings, recapitalizations and corporate-governance issues. Activeworlds has received two acquisition proposals including a revised verbal proposal from Aladdin which in addition to the previously announced terms, proposes to merge with a third private company simultaneous to merging with Activeworlds, includes a $1,000,000 loan from an investor which would be convertible into shares of common stock of Activeworlds at a price of $0.15 per share upon the following circumstances: If the merger between the three companies is not consummated within 4 months; if an independent director is removed; if there is an action to change the board composition, the investor would get to appoint the new independent director; or if there is a shareholder action during the next 4 months.

A second proposal is with X3D Technologies, a private company, which proposes merging with Activeworlds for 40% of Activeworlds common stock, in addition X3D Technologies claims to have (subject to audited financials) net tangible assets exceeding $1.4 million. X3D Technologies believes that its net tangible assets of at least $1.4 million combined with Activeworlds net tangible assets of at least $1.1 million dollars would qualify for continued listing on the Nasdaq Small Cap market. X3D Technologies has also received a commitment letter from an investor that has agreed to a firm financing of $1,000,000 at market price upon the closing of the merger of the two companies.

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We do not know if either of the proposals would result in meeting the Nasdaq continued listing requirement. A majority of the board of directors of Activeworlds had voted in favor of pursuing the transaction with Aladdin as originally structured. It does not appear that a majority of the company's stockholders, some of whom are management directors, would support the Aladdin transaction. It does not appear that a majority of the company's board of directors would support the second proposal with X3D Technologies. Additionally, X3D Technologies, in its capacity as one of Activeworlds principal stockholders, has requested that Activeworlds call a special stockholders meeting to remove two of its independent directors.

There is no assurance that Activeworlds will be able to consummate a transaction that would enhance stockholder value or cause Activeworlds to satisfy Nasdaq's SmallCap Market listing requirements. If Activeworlds' common stock is delisted from Nasdaq's SmallCap Market, it anticipates applying for the common stock to be traded on the Over-the-Counter Bulletin Board.

About Activeworlds

Activeworlds provides software products and online services that permit users to enter, move about and interact with others in a computer-generated, three-dimensional virtual environment using the Internet. The Activeworlds(TM) browser is a small 1 megabyte download and has been downloaded by more than 1.5 million users worldwide. Through the technology's scalable capacity, Activeworlds users have placed more than 100 million objects in Activeworlds(TM) largest world Alphaworld, whose virtual land space is larger than the state of California. Some uses for the software include: online training and education, Web site development, e-commerce and entertainment. Clients from a wide spectrum of activities, such as Boeing, Siemens, Cornell, and many more are currently using Activeworlds technology.

Forward Looking Statements

The statements made in this press release discussing our intention to satisfy Nasdaq's SmallCap Market continued listing requirements, our intention to file an appeal of Nasdaq's delisting of our common stock and our intention to explore future alternative strategic transactions to enhance stockholder value are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 ("the Act"). Additionally words such as "seek," "intend," "believe," "plan," "estimate," "will," "may," "expect," "anticipate" and other similar expressions are forward-looking statements within the meaning of the Act. Some or all of the results anticipated by these forward-looking statements may not occur. Factors that could cause or contribute to such differences include, but are not limited to, our ability to attract suitable investors with sufficient capital on acceptable terms, our ability to agree on our valuation with potential investors, the possibility that strategic transaction will be precluded due to a current split on our board of directors, the future market price of our stock changes affecting the Internet and interactive software industries, our ability to compete and develop new business in national and international interactive software markets, and the economic climate nationally and internationally as it affects the interactive software market and the Internet. Further information on our company's risk factors is contained in our Form 10-KSB and other filings with the Securities and Exchange Commission.


SOURCE: Activeworlds Corp.